Exhibit 10.1
April 24, 2026
Aaron Bloomer

Dear Aaron,
It gives me great pleasure to extend to you this offer of employment with Resmed, Inc. (referred to as “the Company” hereafter) based on the terms and conditions set forth in this letter. This offer is for the position of Chief Financial Officer. You will be responsible for such duties as are normally associated with this position and as may be assigned to you by management. This is an exempt position, integral to our continued development and success. You will report to Mick Farrell, Chief Executive Officer.
Your employment will be on a full-time basis and will continue unless terminated in accordance with the terms of this offer or applicable laws.
Base compensation:
Your annual base compensation will be $725,000, subject to standard payroll deductions and withholdings, paid in accordance with the Company’s normal payroll practices. Your first paycheck may be prorated based on your employment start date.
Short-Term Incentive (STI) Plan:
You will be eligible for a short-term incentive bonus with a target equal to 80% of your annualized salary based on Company performance. You will be eligible for an annual STI, which will be paid after the final audit has been approved at fiscal year-end. For FY26, the STI will be calculated pro-rata from your start date. Your plan and specific component details are presented in the table below. The specific financial targets will be communicated separately. Payment of any applicable STI is subject to Resmed’s attaining specified financial performance objectives approved by the Board of Directors.

Component	Weighting
Global Profit	50%
Global Revenue	50%
Total	100%
Eligibility to participate in an STI Plan is at the sole and absolute discretion of the Company. Resmed reserves the right to amend or cancel any STI Plan including metrics, weighting and payment timing at its discretion and revise the program from time to time.
Long-Term Incentive (LTI) Plan:
In addition to the total target cash, you will be eligible to participate in the annual LTI plan. Your target long-term incentive grant (equity) value for fiscal year 2027 will be $3,300,000 and will be awarded in November 2026.

9001 Spectrum Center Boulevard San Diego CA 92123 USA
T +1.800.424.0737 F +1.858.836.5501 E usreception@resmed.com    Resmed.com

The fiscal year 2027 proposed grant is contingent on the Compensation and Leadership Development Committee approval during the November 2026 board meeting.
50% of the target value will be delivered in performance share units (PSUs). The PSUs will be of two types - relative performance (as measured against the S&P 500) and total shareholder return (as measured on an absolute basis). The actual number of shares earned will be determined after the 3-year performance period for relative performance PSUs, and at either 3 years or 4 years for total shareholder return. The PSUs will be “cliff-vested” when the Compensation and Leadership Development Committee certifies performance based on absolute and relative TSR returns.
50% of the target value is in 3-year time-vested restricted stock units (RSUs) and/or stock options – actual number of RSUs and/or stock options will be calculated based on the Resmed share value on the date of the grant. You may choose 100% RSUs, 100% stock options, or 50% RSUs and 50% stock options prior to the grant date. The RSUs/stock options have a 3-year vesting period.
The LTI grant will be issued to you within 15 days of the grant date and will be subject to the terms of the existing long-term incentive award agreement in effect at the time of the grant. The awards will be offered at the market price on the date of the grants. This means that the number of restricted stocks will be calculated based on the Resmed share value on the date of the grant.
All incentive awards are conditioned on approval by the Compensation Committee of the Resmed Inc. Board of Directors. The terms of Resmed's Equity Participation Plan at the time of the grant will control in case of any conflict between this letter and the Plan. Any future grants will be at Resmed's complete discretion. You should carefully read the document that sets out the terms of any long-term incentive award grant prior to accepting the award grant.
Sign-on Bonus:
You will be eligible to receive a sign-on bonus of $150,000 (less taxes) to be paid within 30 days of your start date.
If you voluntarily resign from the Company within 24 months of starting, you will be liable to pay Resmed back the sign-on bonus.
Sign-on Long-Term Incentive (LTI) Grant:
You will be awarded a long-term incentive equity grant of $3,300,000.
50% of the target value will be delivered in performance share units (PSUs). The PSUs will be of two types -relative performance (as measured against the S&P 500) and total shareholder return (as measured on an absolute basis). The actual number of shares earned will be determined after the 3-year performance period for relative performance PSUs, and at either 3 years or 4 years for total shareholder return. The PSUs will be “cliff-vested” when the Compensation and Leadership Development Committee certifies performance based on absolute and relative TSR returns.

Resmed.com

50% of the target value is in 3-year time-vested restricted stock units (RSUs) – actual number of RSUs will be calculated based on the Resmed share value on the date of the grant. The RSUs have a 3-year vesting period.
The sign-on LTI will be issued to you within 15 days of the grant date and will be subject to the terms of the existing long-term incentive award agreement in effect at the time of the grant. The awards will be offered at the market price on the date of the grants. This means that the number of restricted stocks will be calculated based on the Resmed share value on the date of the grant.
Relocation:
You will be eligible for relocation benefits. Given the anticipated two-phase relocation (an initial move to vacate your current apartment and transition to an apartment in San Diego, followed by a permanent household move to San Diego at a later date), the Company will provide support for both moves including professional household goods packing and shipment, storage (as applicable), final move transportation, temporary living support, and travel in connection with your relocation. Benefits also include home sale assistance (if applicable), rental and home finding support, and lease termination assistance. Resmed will reimburse you, or you may use your corporate card to offset incidental expenses. All benefits may be subject to a voluntary or cause termination agreement.
Benefits:
You will be eligible to enroll in Resmed benefits which include medical, dental, vision, life, and disability insurance. You will be eligible for these benefits on the first of the month following or coinciding with your date of hire. You will be eligible to enroll in Resmed's 401(k) Plan, Employee Stock Purchase Plan (ESPP), and the Executive Deferred Compensation Plan in accordance with Resmed's policies, the applicable plan documents, and benefit plan provisions. Resmed may modify benefits from time to time as it deems necessary.
Your employment will be at-will, which means it may be terminated at any time by you or the Company with or without notice or cause. By accepting this offer of employment, you agree that your employment is terminable at- will. This at-will employment relationship cannot be changed except by written agreement signed by the Chief Executive Officer of the Company.
As a Resmed employee you will be expected to abide by all Company policies and procedures and will sign and comply with our standard Confidentiality Agreement.
This employment offer is also contingent on the Company approval of all of the following:
(1) proof of your eligibility to work in the United States, (2) signing of Resmed Confidentiality Agreement and any other new hire paperwork on or before your first day of employment, (3) satisfactory results of a background check.
This letter constitutes the entire employment offer and supersedes and replaces any prior agreements or discussions you may have had during the recruiting process. It may be changed only by a subsequent written agreement signed by the Chief Executive Officer of the Company.
If you have any questions regarding this letter, please do not hesitate to contact us.

Resmed.com

Aaron, we trust you will give favorable consideration to this offer. Please read this letter carefully and ask any questions you may have before accepting. If you accept our offer, please sign and return the attached copy of this letter. Your commencement will be subject to signing this letter and our mutual agreement on a start date.
In the coming years, we have the opportunity to create significant incremental value for people’s lives and our wider stakeholders and to share in the rewards that will accrue. We look forward to working with you on these opportunities.
Sincerely,

/s/ Mick Farrell
Mick Farrell
Chief Executive Officer

Accepted

/s/ Aaron Bloomer
Aaron Bloomer

4/24/2026
Date

4
Resmed.com